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                                                                  Exhibit  10.19

                                                                 Prepared 6-3-02
                                CORNERSTONE BANK
                          SALARY CONTINUATION AGREEMENT

        THIS AGREEMENT is adopted this 7TH day of JUNE, 2002, by and between CORNERSTONE BANK, a state-chartered commercial bank located in Stamford, Connecticut (the "Company"), and PAUL READER (the "Executive").

                                  INTRODUCTION

        To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.

                                    AGREEMENT

        The Company and the Executive agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

        Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

        1.1     "Code" means the Internal Revenue Code of 1986, as amended.

        1.2 "Disability" means the Executive's suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Company of the carrier's or Social Security Administration's determination upon the request of the Company.

        1.3     "Effective Date" means April 1, 2002.

        1.4 "Involuntary Early Termination" means that the Executive, prior to Normal Retirement Age, has been notified in writing, that Executive's employment with the Company is terminated for reasons other than an approved leave of absence, Termination for Cause, Disability, Voluntary Termination or Death.

        1.5     "Normal Retirement Age" means the Executive's 65th birthday.

        1.6 "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Employment.

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        1.7     "Plan Year" means a twelve-month period commencing on April 1 and ending on March 31 of each year. The initial Plan Year shall commence on the effective date of this Agreement.

        1.8 "Termination of Employment" means that the Executive ceases to be employed by the Company for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Company.

        1.9 "Voluntary Early Termination" means that the Executive, prior to Normal Retirement Age, has terminated employment with the Company for reasons other than an approved leave of absence, Termination for Cause, Disability, Involuntary Termination or Death.

                                    ARTICLE 2
                                LIFETIME BENEFITS

        2.1 Normal Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age for reasons other than Death or Termination for Cause, the Company shall pay to the Executive the benefit described in this
Section 2.1 in lieu of any other benefit under this Agreement.

                2.1.1   Amount of Benefit. The annual benefit under this Section
        2.1 is $113,200 (One Hundred Thirteen Thousand Two Hundred Dollars). The Company's Board of Directors, in its sole discretion, may increase the annual benefit under this Section 2.1.1; however, any increase shall require the recalculation of Schedule A.

                2.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Executive's Normal Retirement Date, paying the annual benefit to the Executive for a period of 15 years.

                2.1.3 Benefit Increases. Commencing on the first anniversary of the first benefit payment, and continuing on each subsequent anniversary, the Company's Board of Directors, at its sole discretion, may increase the benefit.

        2.2 Voluntary Early Termination Benefit. Upon a Voluntary Early Termination, the Executive may receive a benefit from the Company. Any benefit paid under this Section 2.2 shall be paid in lieu of any other benefit under this Agreement.

                2.2.1 Amount of Benefit. Upon the Executive's Voluntary Early Termination, the benefit under this Section 2.2 is the Voluntary Early Termination Installment set forth in Schedule A for the Plan Year ending immediately prior to Termination of Employment, determined by vesting the Executive in 100 percent of the Normal Retirement Benefit set forth in Section 2.1.1. An increase in the annual benefit under Section 2.1.1 will require the recalculation of this benefit in Schedule A.

                2.2.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing at Normal Retirement Age, paying the annual

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        benefit to the Executive for a period of 15 years.

        2.3 Involuntary Early Termination Benefit. Upon an Involuntary Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

                2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the Involuntary Early Termination Installment set forth in Schedule A for the Plan Year ending immediately prior to Termination of Employment (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1), determined by vesting the Executive in 100 percent of the Normal Retirement Benefit set forth in Section 2.1.1. An increase in the annual benefit under Section 2.1.1 will require the recalculation of this benefit in Schedule A.

                2.3.2 Payment of Benefit. The Company shall pay the annual benefit in this Section 2.3 to the Executive in 12 equal monthly installments commencing at Normal Retirement Age, paying the annual benefit to the Executive for a period of 15 years.

        2.4 Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

                2.4.1 Amount of Benefit. The benefit under this Section 2.4 is the Disability Annual Installment set forth in Schedule A for the Plan Year ending immediately prior to the date in which Termination of Employment occurs (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1), determined by vesting the Executive in 100 percent of the Normal Retirement Benefit set forth in Section
        2.1.1. An increase in the annual benefit under Section 2.1.1 will require the recalculation of this benefit in Schedule A.

                2.4.2 Payment of Benefit. The Company shall pay the annual benefit in this Section 2.4 to the Executive in 12 equal monthly installments commencing with the month following Normal Retirement Age, paying the annual benefit to the Executive for a period of 15 years.

                2.4.3 Benefit Increases. Benefit payments may be increased as provided in Section 2.1.3.

                                    ARTICLE 3
                                 DEATH BENEFITS

        3.1 Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive's beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the benefits under Article 2.

                3.1.1   Amount of Benefit. The annual benefit under this Section
        3.1 is the Normal Retirement Benefit amount described in Section 2.1.1.

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                3.1.2   Payment of Benefit. The Company shall pay the annual
        benefit to the Executive's beneficiary in 12 equal monthly installments commencing with the month following the Executive's death, paying the annual benefit to the Executive's beneficiary for a period of 15 years. The Executive's beneficiary may petition the Company to pay the present value of this death benefit in a lump sum and the Company, in its sole discretion, may accept or deny said petition.

        3.2 Death During Payment of a Lifetime Benefit. If the Executive dies after any Lifetime Benefit payments have commenced under Article 2 of this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive's beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

        3.3 Death After Termination of Employment But Before Payment of a Lifetime Benefit Commences. If the Executive is entitled to a Lifetime Benefit under Article 2 of this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the same benefit payments to the Executive's beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive's death.

                                   ARTICLE 4
                                 BENEFICIARIES

        4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and received by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if all designated beneficiaries (primary and contingent) predecease the Executive, or if the Executive names a spouse as beneficiary (either primary or contingent) and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

        4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

                                    ARTICLE 5
                               GENERAL LIMITATIONS

        5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Executive's employment for:

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                (a)     Gross negligence or gross neglect of duties;
                (b) Commission of a felony or of a misdemeanor involving moral turpitude; or
                (c) Fraud, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive's employment and resulting in a material adverse effect on the Company.

        5.2 Suicide or Misstatement. The Company shall not pay any benefit under this Agreement if the Executive commits suicide within three years after the date of this Agreement. In addition, the Company shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on an employment application or resume provided to the Company, or on any application for any benefits provided by the Company to the Executive.

        5.3 Competition After Termination of Employment. The Company shall not pay any benefit under this Agreement if the Executive, within 18 months after Termination of Employment, without the prior written consent of the Company, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise located in Fairfield County, which enterprise is, or may deemed to be by the Company, competitive with any business carried on by the Company, including, but not limited to entities which lend money and take deposits, as of the date of termination of the Executive's employment or retirement from the Company. This section shall not apply following an Involuntary Early Termination.

                                    ARTICLE 6
                          CLAIMS AND REVIEW PROCEDURES

        6.1 Claims Procedure. An Executive or beneficiary ("claimant") who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

                6.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

                6.1.2 Timing of Company Response. The Company shall respond to such claimant within 45 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 45 days by notifying the claimant in writing, prior to the end of the initial 45-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

                6.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

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                        (a)     The specific reasons for the denial;
                        (b) A reference to the specific provisions of the Agreement on which the denial is based;
                        (c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
                        (d) An explanation of the Agreement's review procedures and the time limits applicable to such procedures; and
                        (e) A statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

        6.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

                6.2.1 Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Company's notice of denial, must file with the Company a written request for review.

                6.2.2 Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

                6.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

                6.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 45 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 45 days by notifying the claimant in writing, prior to the end of the initial 45-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

                6.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. If the Company's decision is to deny the claim in whole or part, the notification shall set forth:

                        (a)     The specific reasons for the denial;
                        (b) A reference to the specific provisions of the Agreement on which the denial is based;

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                        (c)     A statement that the claimant is entitled to
                receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits; and
                        (d) A statement of the claimant's right to bring a civil action under ERISA Section 502(a).

                                    ARTICLE 7
                           AMENDMENTS AND TERMINATION

        This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive, except this agreement may be terminated for cause in accordance with Article 5.1.

                                    ARTICLE 8
                                  MISCELLANEOUS

        8.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

        8.2 No Guarantee of Employment. This Agreement is not an employment policy, an employment agreement or an employment contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

        8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

        8.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term "Company" as used in this Agreement shall be deemed to refer to the successor, continuing or survivor company, firm or person.

        8.5 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

        8.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Connecticut, except to the extent preempted by the laws of the United States of America.

        8.7 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere

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unsecured promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

        8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

        8.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

                (a) Establishing and revising the method of accounting for the Agreement;
                (b)     Maintaining a record of benefit payments; and
                (c) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

        8.10 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under this Agreement. It may delegate to others certain aspects of its management and operational responsibilities under this Agreement, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

        IN WITNESS WHEREOF, the Executive and the Company have signed this Agreement.

EXECUTIVE:                                     COMPANY:

                                               CORNERSTONE BANK

/s/ Paul Reader                                By    /s/ James P. Jakubek
--------------------------------                  -----------------------------
Paul Reader                                                    James P. Jakubek

                                               Title        President
                                                     --------------------------

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